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                                                                      Exhibit 12

                            Morgan Stanley Group Inc.
                       Ratio of Earnings to Fixed Charges
      and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)
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


                                                  FISCAL YEAR ENDED JANUARY 31,         YEAR ENDED DECEMBER 31,
                                               ----------------------------------       ----------------------
                                                1995          1994          1993          1991          1990
                                               ------        ------        ------        ------        ------
RATIO OF EARNINGS TO FIXED CHARGES

Earnings:
    Income before income taxes                 $  594        $1,200        $  793        $  772        $  470
    Add:  Fixed charges, net                    5,916         5,055         4,397         3,963         3,759
                                               ------        ------        ------        ------        ------
        Income before income taxes and
           fixed charges, net                  $6,510        $6,255        $5,190        $4,735        $4,229
                                               ======        ======        ======        ======        ======

Fixed charges:
    Total interest expense (1)                 $5,899        $5,020        $4,362        $3,946        $3,723
    Interest factor in rents (2)                   41            35            35            38            36
                                               ------        ------        ------        ------        ------

        Total fixed charges                    $5,940        $5,055        $4,397        $3,984        $3,759
                                               ======        ======        ======        ======        ======

Ratio of earnings to fixed charges                1.1           1.2           1.2           1.2           1.1

RATIO OF EARNINGS TO FIXED CHARGES AND
    PREFERRED STOCK DIVIDENDS

Earnings:
    Income before income taxes                 $  594        $1,200        $  793        $  772        $  470
    Add:  Fixed charges, net                    5,916         5,055         4,397         3,963         3,794
                                               ------        ------        ------        ------        ------
        Income before income taxes and
           fixed charges, net                  $6,510        $6,255        $5,190        $4,735        $4,264
                                               ======        ======        ======        ======        ======

Fixed charges:
    Total interest expense (1)                 $5,899        $5,020        $4,362        $3,946        $3,723
    Interest factor in rents (2)                   41            35            35            38            36
    Preferred stock dividends (3)                  97            85            82            47            35
                                               ------        ------        ------        ------        ------

        Total fixed charges and preferred
           stock dividends                     $6,037        $5,140        $4,479        $4,031        $3,794
                                               ======        ======        ======        ======        ======

Ratio of earnings to fixed charges and
    preferred stock dividends                     1.1           1.2           1.2           1.2           1.1
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(1) Total interest expense for the fiscal year ended January 31, 1995 and the years ended December 31, 1991 and December 31, 1990 includes capitalized interest.

(2) Interest factor in rents represents one-third of rent expense, which is considered representative of the interest factor.

(3) The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.